Exhibit 10.29

RENEWAL

of

COST SHARING AGREEMENT

This Renewal of Cost Sharing Agreement (the “Renewal Agreement”) by and among State Auto Property & Casualty Insurance Company (“State Auto P&C”), State Automobile Mutual Insurance Company (“Mutual”) (State Auto P&C and Mutual are jointly referred to as “State Auto”), and BroadStreet Capital Partners, Inc. (“BCP”) is effective as of March 31, 2008.

WHEREAS, under a Cost Sharing Agreement among Mutual, State Auto P&C and BCP effective from March 31, 2003 through March 30, 2008 (the “Cost Sharing Agreement”), State Auto P&C made available to BCP and BCP obtained from State Auto P&C the services of State Auto P&C through its executive, managerial, administrative and other employees and human resources; and

WHEREAS, under said Cost Sharing Agreement, Mutual made available to BCP its data processing and other equipment and facilities, including office space, all of which could be used jointly by BCP and Mutual; and

WHEREAS, Mutual, State Auto P&C and BCP wish to renew said Cost Sharing Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and INTENDING TO BE LEGALLY BOUND HEREBY, Mutual, State Auto P&C and BCP hereby agree as follows:

1. The Cost Sharing Agreement by its terms expires on March 30, 2008, and in accordance with Paragraph 10 thereof the parties hereby agree to renew the Cost Sharing Agreement with all the original terms and conditions in place, except for Paragraph 5 which is deleted and replaced by the Paragraph 5 set forth below. The term of the Renewal Agreement shall be sixty (60) months commencing on the 31st day of March 2008 and ending on the 30th day of March 2013.

2. Paragraph 5 of the Cost Sharing Agreement is hereby deleted and replaced by the following:

Paragraph 5. Within 25 days after the close of each calendar quarter in which this Renewal Agreement is in effect, State Auto shall forward to BCP an accounting of all the amounts due hereunder. The balance due either party as indicated by said quarterly account shall be remitted by the other within 45 days after the close of the calendar quarter. The parties understand and agree that each shall have such access to the records of the other as is reasonably necessary to confirm the amounts due hereunder, provided that such access is achieved in compliance with all applicable privacy laws.

3. Paragraph 8 of the Cost Sharing Agreement is hereby deleted and replaced by the following:

Paragraph 8. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements with respect thereto. Any modifications or amendments to this Agreement must be in writing and signed by the parties to be bound and submitted to the Ohio and Iowa Departments of Insurance for approval as and to the extent required by then current Ohio and Iowa laws.

IN WITNESS WHEREOF, the parties have executed this Renewal Agreement as of the date first above written.

STATE AUTO PROPERTY AND CASUALTY INSURANCE COMPANY

By:	/s/ Robert P. Restrepo, Jr.
Title:	President

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY

By:	/s/ Robert P. Restrepo, Jr.
Title:	President

BROADSTREET CAPITAL PARTNERS, INC.

By:	/s/ Richard L. Miley
Title:	President

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